Exhibit 99.2

8 May 2007

SPACELABS HEALTHCARE, INC.

THIRD QUARTER RESULTS

OSI Systems, Inc. the majority shareholder of Spacelabs Healthcare, Inc. (LSE: “SLAB”) (‘Spacelabs’ or the ‘Company’) today announced its third quarter segment operating results for its healthcare business.

	Third Quarter 2007	Third Quarter 2006%		Nine Months 2007	Nine Months 2006%
Revenue	$53.7m	$49.4m	9%	$164.6m	$161.8m	2%
Income (loss) from Operations	$(3.4)m	$1.1m		$(9.0)m	$8.2m

The results for Spacelabs Healthcare are being reported as part of OSI System’s healthcare segment. As such, these results are segment results as defined by U.S. GAAP, and therefore differ from those that would be reported for Spacelabs Healthcare on a stand-alone basis. These results do not reflect certain costs and expenses relating to services provided by OSI Systems to Spacelabs Healthcare during the quarter.

Operational Summary for Third Quarter of Fiscal 2007

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Third quarter fiscal 2007 revenue of $53.7 million, an increase of 9% from $49.4 million in the third quarter of fiscal 2006. Excluding revenue from Del Mar Rey nolds (“DMR”), acquired July 2006, underlying revenues decreased by 8%. Revenues and operating income were negatively impacted by weaker than expected patient monitoring sales in the U.S.

•	OSI Systems announced that it expects Spacelabs Healthcare to be profitable in the fourth quarter of fiscal 2007. This is due to cost savings implemented and management’s visibility.

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Rationalization of facilities and reduction of headcount associated with the integration of DMR and global review of the Company’s cost structure is nearly complete with the Company expected to have the majority of the previously announced $10 million of annualized cost savings implemented by the end of the fiscal year. The benefit of the cost savings will begin to be evident in the fourth quarter with the full benefit expected in fiscal 2008.

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The Company has expanded its presence in the Asia Pacific region with execution of a lease on a new facility in China. The new facility, expected to begin operation in the fiscal 2008, will increase the Company’s competitiveness in the emerging market environment of China, India and Latin America while also improving the Company’s gross margin through supply chain efficiencies.

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The Company remains committed to R&D. In the third quarter of fiscal 2007 R&D spending increased 42% compared to the third quarter of fiscal 2006. In the third quarter of fiscal 2007 the Company announced the launch of two new diagnostic cardiology products and the receipt of 510k clearance for the distribution of its Diagnostic Data Management System in the U.S.

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In the third quarter OSI Systems reached a $15.0 million settlement in its dispute with GE Healthcare Finland Oy regarding working capital adjustments and other matters arising from OSI’s March 2004 acquisition of Spacelabs Medical. Under U.S. GAAP the settlement, net of $0.6 million of legal costs, will be recorded as Other Gains on Spacelabs’ income statement, and therefore is not reflected in the segment operating results reported by OSI Systems for the third quarter of fiscal 2007. Proceeds received from GE resulted in a corresponding reduction of $14.4 million from the outstanding inter-Company loan from OSI Systems. At the end of the third quarter the outstanding loan payable to OSI Systems was approximately $14.0 million. As a result, interest expense in the fourth quarter is expected to be reduced.

For further information, please contact:

Spacelabs Healthcare Inc	Tel: + 1 (310) 717 9182
Jeremy Norton, Director of Investor Relations

Financial Dynamics	Tel: + 44 (0) 20 7269 7242
Ben Atwell/John Gilbert

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the size and effect of its cost-cutting measures, steps being taken to improve profitability and future revenues. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that cost-cutting measures will ultimately result in savings that are in line with current expectations, that the Company will achieve profitability or that future revenues predictions will ultimately prove accurate. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.